SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: December 6, 2012

SANOMEDICS INTERNATIONAL HOLDINGS, INC.

 (Exact name of Registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

80 SW 8th Street, Suite 2180 Miami, Florida	33180
(Address of principal executive offices)	(Zip Code)

(305) 433-7814
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2012, Sanomedics International Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”) for the sale of a convertible promissory note (the “Note”) in the principal amount of $37,500. On December 6, Asher executed the Securities Purchase Agreement and funded the Company pursuant to the terms thereof. The Company received net proceeds from the issuance of the Note in the amount of $35,000.

The Note, which is due on August 29, 2013, bears interest at the rate of 8% per annum. All principal and accrued interest on the Note is convertible into shares of the Company’s common stock at the election of Asher at any time after 180 days from issuance of the Note at a conversion price equal to a 42% discount to the average of the lowest three closing bid prices of the common stock during the 10 trading day period prior to conversion. Failure of the Company to deliver shares to Asher upon conversion shall result in a payment to Asher of $2,000 in cash per day or, at Asher’s option, such amount being added to the principal amount of the Note. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The Company has the right to prepay the Note at up to 145% of all amounts owed to Asher depending upon when the prepayment is effectuated.

While the Note is outstanding, the Company agreed, among others, not to make any distributions on its stock, not to repurchase any shares, not to incur certain liabilities for borrowed money or sell assets outside of the ordinary course of business.

For one year after the closing, the Company shall not conduct any equity financing without first providing Asher with a right of first refusal.

Asher agreed to restrict its ability to convert the Note and receive shares of the Company if the number of shares of common stock beneficially held by Asher and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock.

The Note contains default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 22% per annum and a default payment.

For all the terms and conditions of the Securities Purchase Agreement and Note described above, reference is hereby made to such Agreement and Note annexed hereto as Exhibit 10.34 and Exhibit 10.35, respectively. All statements made herein concerning the foregoing Agreement and Note are qualified by reference to said Exhibits.

Section 2 - Financial Information
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Section 3 - Securities and Trading Markets
Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 3.02. The Note described in Item 1.01 above was offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The Securities Purchase Agreement executed in connection therewith contains representations to support the Company's reasonable belief that Asher had access to information concerning the operations and financial condition of the Company, is acquiring the securities for its own account and not with a view to the distribution thereof, and is an "accredited investor" as such term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the Note and any shares of common stock issued upon conversion thereof above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

Section 9 – Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.

10.34	Securities Purchase Agreement, dated December 6, 2012, between Sanomedics International Holdings Inc. and Asher Enterprises, Inc.

10.35	Convertible Promissory Note, dated December 6, 2012, in the original principal amount of $37,500 payable to Asher Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.
(Registrant)

Date: December 11, 2012	By:	/s/ Dom Gatto
Dom Gatto
Chief Executive Officer

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